Exhibit 99.2

PROGRESSIVE CARE INC. AND SUBSIDIARIES

INDEX

Unaudited Consolidated Financial Statements for the Three and Six Months Ended June 30, 2023 and 2022

PROGRESSIVE CARE INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Condensed Consolidated Balance Sheets

	June 30, 2023	December 31, 2022
	(Unaudited)	(Audited)
Assets
Current Assets
Cash	$7,352,183	$6,742,876
Accounts receivable – trade, net	4,951,408	3,671,786
Receivables - other, net	1,526,756	2,004,805
Inventory, net	1,630,881	713,284
Prepaid expenses	220,314	245,983
Total Current Assets	15,681,542	13,378,734
Property and equipment, net	2,720,471	2,582,753
Other Assets
Goodwill	1,387,860	1,387,860
Intangible assets, net	102,327	126,696
Operating right-of-use assets, net	368,270	446,180
Finance right-of-use assets, net	37,143	53,814
Deposits	39,137	38,637
Total Other Assets	1,934,737	2,053,187
Total Assets	$20,336,750	$18,014,674
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$8,196,322	$7,384,336
Notes payable and accrued interest	148,181	226,931
Operating lease liabilities	184,378	200,314
Finance lease liabilities	23,816	33,616
Total Current Liabilities	8,552,697	7,845,197
Long-term Liabilities
Notes payable, net of current portion	1,173,364	2,248,626
Operating lease liabilities, net of current portion	215,203	278,602
Finance lease liabilities, net of current portion	14,735	24,198
Total Liabilities	9,955,999	10,396,623

Commitments and Contingencies	—	—

Stockholders’ Equity
Preferred Stock, Series B ($0.001 par value, 100,000 shares designated; 3,000 issued and outstanding as of June 30, 2023 and December 31, 2022, respectively)	3	3
Common stock ($0.0001 par value, 100,000,000 shares authorized; 5,188,033 and 3,347,440 issued and outstanding as of June 30, 2023 and December 31, 2022, respectively)	67,131	66,947
Additional paid-in capital	30,055,095	22,525,214
Accumulated deficit	(19,741,478)	(14,974,113)
Total Stockholders’ Equity	10,380,751	7,618,051
Total Liabilities and Stockholders’ Equity	$20,336,750	$18,014,674

See accompanying notes to the unaudited condensed consolidated financial statements.

PROGRESSIVE CARE INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues, net	$11,556,085	$9,973,584	$22,948,029	$20,024,580

Cost of revenue	7,997,239	7,943,231	16,242,498	15,613,620

Gross profit	3,558,846	2,030,353	6,705,531	4,410,960

Operating expenses
Selling, general and administrative expenses	2,922,674	2,207,723	6,046,464	4,761,687
Bad debt expense (recovery)	12,000	19,900	21,100	(17,900)
Total operating expenses	2,934,674	2,227,623	6,067,564	4,743,787

Income (loss) from operations	624,172	(197,270)	637,967	(332,827)

Other income (loss)
Change in fair value of derivative liabilities	—	(220,300)	—	(1,173,400)
Loss on debt extinguishment	—	(237,173)	—	(62,173)
Debt conversion expense	(5,205,609)	—	(5,205,609)	—
Other finance costs	—	(147,204)	—	(147,204)
Gain on sale or disposal of property and equipment	2,500	—	2,500	11,562
Interest income	6,751	—	12,417	—
Interest expense	(64,840)	(77,909)	(214,640)	(537,290)
Total other loss	(5,261,198)	(682,586)	(5,405,332)	(1,908,505)
Loss before income taxes	(4,637,026)	(879,856)	(4,767,365)	(2,241,332)
Provision for income taxes	—	(866)	—	(866)
Net loss attributable to common shareholders	$(4,637,026)	$(880,722)	$(4,767,365)	$(2,242,198)

Basic and diluted weighted average loss per common share	$(1.05)	$(0.32)	$(1.22)	$(0.82)

Weighted average number of common shares outstanding during the year – basic and diluted	4,426,978	2,744,910	3,895,532	2,736,244

See accompanying notes to the unaudited condensed consolidated financial statements.

PROGRESSIVE CARE INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Stockholders’ Equity

Three and Six Months Ended June 30, 2023 and 2022

(Unaudited)

	Preferred Stock, Series B		Common Stock		Additional		Total
	$0.001 Par Value		$0.0001 Par Value		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

Balance at December 31, 2022	3,000	$3	3,347,440	$66,947	$22,525,214	$(14,974,113)	$7,618,051
Stock-based compensation	—	—	10,861	1	50,001	—	50,002
Net loss for the three months ended March 31, 2023	—	—	—	—	—	(130,339)	(130,339)
Balance at March 31, 2023	3,000	3	3,358,301	66,948	22,575,215	(15,104,452)	7,537,714
Stock-based compensation	—	—	62,353	6	199,594	—	199,600
Issuance of common stock for PIPE transaction	—	—	455,000	46	999,954	—	1,000,000
Cost associated with issuance of common stock for PIPE transaction	—	—	—	—	(120,000)	—	(120,000)
Issuance of common stock and common stock purchase warrants for debt conversion	—	—	1,312,379	131	6,400,332	—	6,400,463
Net loss for the three months ended June 30, 2023	—	—	—	—	—	(4,637,026)	(4,637,026)
Balance at June 30, 2023	3,000	$3	5,188,033	$67,131	$30,055,095	$(19,741,478)	$10,380,751

	Preferred Stock, Series A		Common Stock		Additional		Total
	$0.001 Par Value		$0.0001 Par Value		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity (Deficit)
Balance December 31, 2021	51	$—	2,724,422	$54,487	$8,862,050	$(8,528,937)	$387,600
Issuance of common stock for services	—	—	3,094	62	20,938	—	21,000
Stock-based compensation	—	—	17,297	348	104,652	—	105,000
Net loss for the three months ended March 31, 2022	—	—	—	—	—	(1,361,476)	(1,361,476)
Balance March 31, 2022	51	—	2,744,813	54,897	8,987,640	(9,890,413)	(847,876)
Net loss for the three months ended June 30, 2022	—	—	—	—	—	(880,722)	(880,722)
Balance June 30, 2022	51	$—	2,744,813	$54,897	$8,987,640	$(10,771,135)	$(1,728,598)

See accompanying notes to the unaudited condensed consolidated financial statements.

PROGRESSIVE CARE INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(4,767,365)	$(2,242,198)

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	95,646	63,478
Change in provision for doubtful accounts	21,100	(17,900)
Stock-based compensation	249,602	126,000
Amortization of debt issuance costs and debt discounts	128,211	285,870
Loss on debt extinguishment	—	62,173
Debt conversion expense	5,205,609	—
Other financing costs	—	147,204
Amortization of right-of-use assets - finance leases	16,672	16,672
Amortization of right-of-use assets - operating leases	77,909	73,913
Change in fair value of derivative liability	—	1,173,400
Change in accrued interest on notes payable	46,552	435,330
Change in accrued interest on lease liabilities	10,224	13,078
Amortization of intangible assets	24,369	16,048
Gain on sale or disposal of property and equipment	(2,500)	(11,562)
Changes in operating assets and liabilities:
Accounts receivable	(1,099,995)	48,101
Grant receivable	277,322	—
Inventory	(917,597)	(24,212)
Prepaid expenses	25,669	23,951
Deposits	(500)	—
Accounts payable and accrued liabilities	850,660	840,117
Operating lease liabilities	(91,379)	(70,317)
Net cash provided by operating activities	150,209	959,146

Cash flows from investing activities:
Purchase of property and equipment	(233,364)	—
Proceeds from sale or disposal of property and equipment	2,500	11,562
Purchase of intangible assets	—	(10,000)
Net cash (used in) provided by investing activities	(230,864)	1,562

Cash flows from financing activities:
Payments on notes payable	(172,595)	(126,651)
Payments on finance lease liabilities	(17,443)	(19,238)
Issuance of common stock for PIPE transaction	1,000,000	—
Payment of stock issuance costs	(120,000)	—
Net cash provided by (used in) financing activities	689,962	(145,889)

Increase in cash	609,307	814,819
Cash at beginning of period	6,742,876	1,412,108
Cash at end of period	$7,352,183	$2,226,927

Supplemental disclosures of cash flow information:
Cash paid for interest	$36,734	$33,702
Cash paid for income taxes	$—	$866

Supplemental schedule of non-cash investing and financing activities:
Debt conversion of long-term notes payable and accrued interest, net of unamortized debt discount and debt issuance costs	$1,194,855	$—
Issuance of common stock and common stock purchase warrants for debt conversion	$6,400,463	$—
Debt extension fees and other financing costs added to note principal	$—	$484,377
Issuance of common stock for services rendered	$—	$21,000
Insurance premiums financed through issuance of note payable	$—	$20,395

See accompanying notes to the unaudited condensed consolidated financial statements.

PROGRESSIVE CARE INC. AND SUBSIDIARIES

Notes to the Condensed Consolidated Financial Statements

June 30, 2023

(Unaudited)

Unless the context requires otherwise, references to the “Company”, “we”, “us”, “our”, “our Company”, or “our business” refer to Progressive Care Inc. and its subsidiaries.

Note 1. Organization & Nature of Operations

Progressive Care Inc. (“Progressive”) was incorporated under the laws of the state of Delaware on October 31, 2006.

Progressive, through its wholly-owned subsidiaries, Pharmco, LLC (“Pharmco 901”), Touchpoint RX, LLC doing business as Pharmco Rx 1002, LLC (“Pharmco 1002”), Family Physicians RX, Inc. doing business as PharmcoRx 1103 and PharmcoRx 1204 (“FPRX” or “Pharmco 1103” and “Pharmco 1204”) (pharmacy subsidiaries collectively referred to as “Pharmco”), and ClearMetrX Inc. (“ClearMetrX”) is a personalized healthcare services and technology company that provides prescription pharmaceuticals and risk and data management services to healthcare organizations and providers.

Pharmco 901 was formed on November 29, 2005 as a Florida Limited Liability Company and is a 100% owned subsidiary of Progressive. Pharmco 901 was acquired by Progressive on October 21, 2010. We currently deliver prescriptions to Florida’s diverse population and ship medications to patients in states where we hold non-resident pharmacy licenses as well. We currently hold Florida Community Pharmacy Permits at all Florida pharmacy locations and our Pharmco 901 location is licensed as a non-resident pharmacy in the following states: Arizona, Colorado, Connecticut, Georgia, Illinois, Minnesota, Nevada, New Jersey, New York, Pennsylvania, Texas, and Utah. We are able to dispense to patients in the state of Massachusetts without a non-resident pharmacy license because Massachusetts does not require such a license for these activities.

Pharmco 1103 is a pharmacy with locations in North Miami Beach and Orlando, Florida that provides Pharmco’s pharmacy services to Broward County, the Orlando/Tampa corridor, and the Treasure Coast of Florida. Progressive acquired all the ownership interests in Pharmco 1103 in a purchase agreement entered into on June 1, 2019.

Pharmco 1002 is a pharmacy located in Palm Springs, Florida that provides Pharmco’s pharmacy services to Palm Beach, St. Lucie and Martin Counties, Florida. Progressive acquired all the ownership interests in Pharmco 1002 in a purchase agreement entered into on July 1, 2018.

ClearMetrX was formed on June 10, 2020 and provides third-party administration (“TPA”) services to 340B covered entities. ClearMetrX also provides data analytics and reporting services to support and improve care management for health care organizations.

RXMD Therapeutics was formed on October 1, 2019. RXMD Therapeutics had no operating activity to date.

Note 2. Basis of Presentation and Principles of Consolidation

The accompanying Unaudited Condensed Consolidated Financial Statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), consistent in all material respects with those applied in the 2022 Form 10-K, for interim financial information and in accordance with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all information and footnotes normally included in annual consolidated financial statements and should be read in conjunction with the consolidated financial statements and notes thereto included in the 2022 Form 10-K. In the opinion of management, the Unaudited Condensed Consolidated Financial Statements contain all adjustments (consisting principally of normal recurring accruals) necessary for a fair presentation of the condensed consolidated balance sheets, statements of operations, statements of stockholders’ equity and statements of cash flows for such interim periods presented. Additionally, operating results for interim periods are not necessarily indicative of the results that can be expected for a full year.

The accompanying Unaudited Condensed Consolidated Financial Statements include the accounts of the Company and its wholly owned subsidiaries. Intercompany transactions and balances have been eliminated in consolidation. Certain 2022 financial information has been reclassified to conform to the 2023 presentation. Such reclassifications do not impact the Company’s previously reported financial position or net income (loss).

Note 3. Summary of Significant Accounting Policies

The significant accounting policies of the Company were described in Note 3 to the Audited Consolidated Financial Statements included in the Company’s Form 10-K for the fiscal year ended December 31, 2022. There have been no material changes to the Company’s significant accounting policies for the six months ended June 30, 2023.

Concentrations

The Company had significant concentrations with one vendor. The purchases from this significant vendor were 97% and 96% of total vendor purchases for the three months ended June 30, 2023 and 2022, respectively, and 97% for the six months ended June 30, 2023 and 2022, respectively.

Recently Adopted Accounting Standards

In August 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-04, “Liabilities (Topic 405) - Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 121”, to amend and add various SEC paragraphs in the Accounting Standards Codification to reflect the issuance of SEC Staff Bulletin No. 121. The Company adopted this conforming guidance upon issuance and the adoption had no material impact on our condensed consolidated financial statements and related disclosures.

In July 2023, the FASB issued ASU 2023-03, “Presentation of Financial Statement (Topic 205), Income Statement - Reporting Comprehensive Income (Topic 220), Distinguishing Liabilities from Equity (Topic 480), Equity (Topic 505), and Compensation - Stock Compensation (Topic 718)”, to amend various SEC paragraphs in the Accounting Standards Codification to reflect the issuance of SEC Staff Accounting Bulletin No. 120, among other things. The Company adopted this conforming guidance upon issuance and the adoption had no material impact on our condensed consolidated financial statements and related disclosures.

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments – Credit Losses (Topic 326) Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”), which introduces an impairment model based on expected, rather than incurred, losses. Additionally, it requires expanded disclosures regarding (a) credit risk inherent in a portfolio and how management monitors the portfolio’s credit quality; (b) management’s estimate of expected credit losses; and (c) changes in estimates of expected credit losses that have taken place during the period. In November 2018, the FASB issued ASU 2018-19, “Codification Improvements to Topic 326, Financial Instruments – Credit Losses.” This ASU clarifies receivables from operating leases are accounted for using the lease guidance and not as financial instruments. In April 2019, the FASB issued ASU 2019-04, “Codification Improvements to Topic 326, Financial Instruments – Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments.” This ASU clarifies various scoping and other issues arising from ASU 2016-13. In March 2020, the FASB issued ASU 2020-03, “Codification Improvements to Financial Instruments.” This ASU improves the Codification and amends the interaction of Topic 842 and Topic 326. ASU 2016-13 and related amendments are effective for fiscal years beginning after December 15, 2022, with early adoption permitted. The Company adopted this guidance effective January 1, 2023 and the adoption had no material impact on our condensed consolidated financial statements and related disclosures. On an ongoing basis, the Company will contemplate forward-looking economic conditions in recording lifetime expected credit losses for the Company’s financial assets measured at cost.

Subsequent Events

Appointment of Directors

Effective July 17, 2023, the Board of Directors of the Company, appointed Elizabeth Alcaine and Anthony Armas as directors of the Company. In connection with such appointment, Ms. Alcaine and Mr. Armas entered into Director Agreements with the Company and were each issued $50,000 in shares of the Company's common stock. Annually, after execution of the Agreement and subject to continued service on the Board, Ms. Alcaine and Mr. Armas will each be issued the number of shares of the Company’s common stock equivalent to $50,000 as determined based on the average closing price on the three trading days immediately preceding the last day of such anniversary date.

        Change in Control Transactions

On July 1, 2023, NextPlat Corp (“NextPlat”), Charles M. Fernandez, and Rodney Barreto exercised common stock purchase warrants and were issued common stock shares by the Company. Charles M. Fernandez serves as the Chairman and Chief Executive Officer of the Company and the Chief Executive Officer, Executive Chairman and Director of NextPlat. Rodney Barreto serves as the Vice-Chairman of the Company and a Director of NextPlat. NextPlat exercised common stock purchase warrants on a cashless basis and was issued 402,269 common stock shares. NextPlat also exercised common stock purchase warrants on a cash basis and paid consideration in the amount of $506,000 and was issued 230,000 common stock shares. Mr. Fernandez exercised common stock purchase warrants on a cashless basis and was issued 211,470 common stock shares. Mr. Barreto exercised common stock purchase warrants on a cashless basis and was issued 130,571 common stock shares. After the exercise of the common stock purchase warrants, NextPlat, Messrs. Fernandez and Barreto collectively owned 53% of the Company’s voting common stock. As of June 30, 2023, prior to the exercise of common stock purchase warrants, NextPlat and Messrs. Fernandez and Barreto collectively owned approximately 46% of the Company’s voting common stock.

Also, on June 30, 2023, NextPlat, along with Messrs. Fernandez and Barreto, entered into a voting agreement whereby at any annual or special shareholders meeting of the Company’s stockholders, and whenever the holders of the Company’s common stock act by written consent, Messrs. Fernandez and Barreto agreed to vote all of the common stock shares (including any new shares hereafter acquired or acquired through the conversion of securities convertible into Common Stock) that they own, directly or indirectly, in the same manner that NextPlat votes its Common Stock and equivalents. The voting agreement is irrevocable and perpetual in term.

As a result of the common stock purchase warrant exercises and the entry into the voting agreement, the Company concluded that there was a change in control in the Company under the voting interest model in U.S. GAAP. As of July 1, 2023, NextPlat has the right to control more than 50 percent of the voting interest in the Company through the concurrent common stock purchase warrant exercises and voting agreement noted above. Therefore, under U.S. GAAP, beginning on July 1, 2023, NextPlat will include Progressive Care’s financial statements in its consolidated financial statements.

Note 4. Fair Value Measurements

Accounting standards define fair value as the price that would be received from selling an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Accounting standards establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value and also establishes the following three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities.

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

●

Cash, accounts receivable, and accounts payable and accrued liabilities: The amounts reported in the accompanying Condensed Consolidated Balance Sheets approximate fair value due to their short-term nature.

●

Notes payable and lease liabilities: The carrying amount of notes payable approximated fair value due to variable interest rates at customary terms and rates the Company could obtain in current financing. The carrying value of lease liabilities approximated fair value due to the implicit rate in the lease in relation to the Company’s borrowing rate and the duration of the leases (Level 2 inputs).

Common Stock Purchase Warrants

As of June 30, 2023, the Company had common stock purchase warrants classified as Level 3 equity instruments. The fair value of the common stock purchase warrants on the date of issuance was approximately $4.6 million. The Company used the Monte Carlo simulation model for valuation of the common stock purchase warrants. Key inputs into the Monte Carlo simulation model were as follows at the valuation date: risk-free interest rate: 3.5%-3.7%; expected term: 3-5.6 years; expected volatility: 93%-102%; exercise price: $2.20. For additional information on the initial issuance of the common stock purchase warrants, see also “Note 12. Stockholder’s Equity, Common Stock and Common Stock Purchase Warrants”.

Note 5. Revenue

The Company recognizes pharmacy revenue and 340B contract revenue from dispensing prescription drugs at the time the drugs are physically delivered to a customer or when a customer picks up their prescription or purchases merchandise at the store, which is the point in time when control transfers to the customer. Each prescription claim is considered an arrangement with the customer and is a separate performance obligation. Payments are received directly from the customer at the point of sale, or the customers’ insurance provider is billed electronically. For third-party medical insurance and other claims, authorization is obtained to ensure payment from the customer’s insurance provider before the medication is dispensed to the customer. Authorization is obtained for these sales electronically and a corresponding authorization number is issued by the customers’ insurance provider.

The Company recognizes COVID-19 testing revenue when the tests are performed and results are delivered to the customer. Each test is considered an arrangement with the customer and is a separate performance obligation. Payment is generally received in advance from the customer.

Billings for most prescription orders are with third-party payers, including Medicare, Medicaid, and insurance carriers. Customer returns are nominal. Prescription revenues were 85% and 93% of total revenue for the three months ended June 30, 2023 and 2022, respectively, and 88% and 89% for the six months ended June 30, 2023 and 2022, respectively.

The Company accrues an estimate of pharmacy benefit manager (“PBM”) fees, including direct and indirect remuneration (“DIR”) fees, which are assessed or expected to be assessed by payers at some point after adjudication of a claim, as a reduction of revenue at the time revenue is recognized. Changes in the estimate of such fees are recorded as an adjustment to revenue when the change becomes known.

The following table disaggregates net revenue by categories:

	Three Months Ended June 30,
	2023	2022
Prescription revenue	$9,864,709	$9,275,774
340B contract revenue	2,093,919	706,102
COVID-19 testing revenue	8,147	368,197
Rent and other revenue	5,688	1,450
Sub total	11,972,463	10,351,523
PBM fees	(416,378)	(377,939)
Revenues, net	$11,556,085	$9,973,584

	Six Months Ended June 30,
	2023	2022
Prescription revenue	$20,305,653	$17,881,657
340B contract revenue	3,670,215	1,094,057
COVID-19 testing revenue	53,603	1,659,214
Rent and other revenue	5,703	1,657
Sub total	24,035,174	20,636,585
PBM fees	(1,087,145)	(612,005)
Revenues, net	$22,948,029	$20,024,580

Note 6. Earnings (Loss) per Share

The components of basic and diluted earnings (loss) per share (“EPS”) were as follows:

	Three Months Ended June 30,
	2023	2022
Net loss attributable to common shareholders	$(4,637,026)	$(880,722)

Basic weighted average common shares outstanding	4,426,978	2,744,910
Potentially dilutive common shares	—	—
Diluted weighted average common shares outstanding	4,426,978	2,744,910

Basic weighted average loss per common share	$(1.05)	$(0.32)
Diluted weighted average loss per common share	$(1.05)	$(0.32)

	Six Months Ended June 30,
	2023	2022
Net loss attributable to common shareholders	$(4,767,365)	$(2,242,198)

Basic weighted average common shares outstanding	3,895,532	2,736,244
Potentially dilutive common shares	—	—
Diluted weighted average common shares outstanding	3,895,532	2,736,244

Basic weighted average loss per common share	$(1.22)	$(0.82)
Diluted weighted average loss per common share	$(1.22)	$(0.82)

Note 7. Accounts Receivable – Trade, net

Accounts receivable consisted of the following at:

	June 30, 2023	December 31, 2022
Gross accounts receivable – trade	$5,176,408	$3,875,686
Less: allowance for doubtful accounts	(225,000)	(203,900)
Accounts receivable – trade, net	$4,951,408	$3,671,786

The Company recognized bad debt expense in the amount of approximately $12,000 and $19,900 for three months ended June 30, 2023 and 2022, respectively. The Company recognized bad debt expense (recovery) in the amount of approximately $21,100 and ($17,900) for the six months ended June 30, 2023 and 2022, respectively.

Accounts receivable – trade, net as of January 1, 2022 and June 30, 2022 were approximately $2.2 million, respectively.

The Company generated reimbursements from three significant PBMs:

	Six Months Ended June 30,
	2023	2022
A	38%	55%
B	28%	6%
C	19%	25%

Note 8. Property and Equipment, net

Property and equipment, net consisted of the following:

	June 30, 2023	December 31, 2022
Building	$1,651,069	$1,651,069
Building improvements	513,075	513,075
Vehicles	459,461	251,715
Furniture and equipment	444,909	423,829
Leasehold improvements and fixtures	281,154	276,614
Land	184,000	184,000
Computer equipment	101,230	101,230
Total	3,634,898	3,401,532
Less: accumulated depreciation	(914,427)	(818,779)
Property and equipment, net	$2,720,471	$2,582,753

Depreciation expense was approximately $52,000 and $29,000 for the three months ended June 30, 2023 and 2022, respectively, and approximately $96,000 and $63,000 for the six months ended June 30, 2023 and 2022, respectively.

Note 9. Intangible Assets

Intangible assets consisted of the following at:

	June 30, 2023	December 31, 2022
Trade names	$362,000	$362,000
Pharmacy records	263,000	263,000
Non-compete agreements	166,000	166,000
Software	86,424	86,424
Website	67,933	67,933
Subtotal	945,357	945,357
Less: accumulated amortization	(843,030)	(818,661)
Net intangible assets	$102,327	$126,696

Amortization of intangible assets amounted to approximately $12,000 and $8,000 for the three months ended June 30, 2023 and 2022, respectively, and approximately $24,400 and $16,000 for the six months ended June 30, 2023 and 2022, respectively. The following table represents the total estimated future amortization of intangible assets for the five succeeding years:

Year	Amount
2023 (remaining six months)	$24,403
2024	30,390
2025	17,285
2026	17,285
2027	12,964
Total	$102,327

Note 10. Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consisted of the following at:

	June 30, 2023	December 31, 2022
Accounts payable – trade	$7,189,868	$6,517,496
Accrued payroll and payroll taxes	198,823	228,957
Accrued PBM fees	650,000	500,589
Other accrued liabilities	157,631	137,294
Total	$8,196,322	$7,384,336

Note 11. Notes Payable

Notes payable consisted of the following at:

	June 30, 2023	December 31, 2022
A. Convertible note payable and accrued interest - collateralized	$—	$2,837,910
B. Mortgage note payable - commercial bank - collateralized	1,183,427	1,225,913
C. Note payable - uncollateralized	25,000	25,000
D. Notes payable - collateralized	109,930	137,017
Insurance premiums financing	3,188	70,302
Subtotal	1,321,545	4,296,142
Less: unamortized debt discount	—	(1,820,585)
Total	1,321,545	2,475,557
Less: current portion of notes payable	(148,181)	(226,931)
Long-term portion of notes payable	$1,173,364	$2,248,626

The corresponding notes payable above are more fully discussed below:

(A) Convertible Note Payable – collateralized

NextPlat Investors

In August 2022, the Company entered into the Modification Agreement with the NextPlat investors wherein the terms were modified for an existing Secured Convertible Promissory Note originally held by Iliad Research (“the Note”) and sold to the NextPlat investors (“the NextPlat Investors Note”). The NextPlat investors purchased the Note as part of a Confidential Note Purchase and Release Agreement between Iliad Research and the NextPlat investors. As of the date of the Securities Purchase Agreement (“SPA”), the aggregate amount of principal and interest outstanding on the NextPlat Investors Note was approximately $2.8 million. As part of the Modification Agreement, the NextPlat investors agreed to modify the following terms of the NextPlat Investors Note:

1.	The Maturity Date was extended to August 31, 2027.
2.	The Outstanding Balance shall bear interest at the simple annual rate of five percent (5%) per annum.
3.	The Company is prohibited from prepaying the Note.
4.	The Conversion Price for the Note was modified to a fixed price of $4.00 per share of common Stock.
5.

The Note shall provide for mandatory conversion upon the later to occur of (a) the completion of the Company’s reverse stock split, and (b) the listing of the Company’s common stock on a national exchange, including the Nasdaq Capital Market, the Nasdaq Global Market, or the New York Stock Exchange.

On May 5, 2023, the Company entered into a Debt Conversion Agreement (the “DCA”) with NextPlat and the other holders (the “Holders”) of the Amended and Restated Secured Convertible Promissory Note. Pursuant to the DCA, NextPlat and the other Holders agreed to modify and convert the total $2.9 million of outstanding principal and accrued and unpaid interest to Common Stock at a conversion price of $2.20 per share (the “Debt Conversion”) for a total of 1,312,379 shares. Additionally, the Company issued 330,000 common stock purchase warrants to certain existing Progressive Care investors to induce them to approve the Debt Conversion (the “Inducement Warrants”). The Inducement Warrants were recorded at fair value as equity instruments. The Debt Conversion was recorded using inducement accounting and resulted in a total debt conversion expense of approximately $5.2 million for the six months ended June 30, 2023. Debt conversion expense consisted of debt issuance costs and debt discount of approximately $1.7 million, the fair value of the common stock purchase warrants issued of approximately $4.6 million, partially offset by the loss from inducement accounting of approximately $1.1 million.

Debt Issuance Costs and Debt Discount Associated with the NextPlat Investors Note

Debt issuance costs consist of fees incurred from the Placement Agent and Investment Advisor associated with the NextPlat Investors Debt Modification Agreement. Debt discount consists of the discount recorded from the issuance of approximately 105,000 shares of common stock to the NextPlat Investors as consideration for the Debt Modification Agreement.

Debt issuance costs and debt discount are amortized to interest expense over the term of the related debt using the straight-line method. Total amortization expense for the six months ended June 30, 2023 was approximately $128,000.

As a result of the Debt Conversion, the remaining balance of debt issuance costs and debt discount of approximately $1.7 million at the date of the Debt Conversion was written off and recognized as part of debt conversion expense for the six months ended June 30, 2023 on the Condensed Consolidated Statements of Operations.

(B) Mortgage Note Payable – collateralized

In 2018, Pharmco 901 closed on the purchase of land and building located at 400 Ansin Boulevard, Hallandale Beach, Florida. The purchase price was financed in part through a mortgage note and security agreement entered into with a commercial lender in the amount of $1,530,000. The promissory note is collateralized by the land and building, bears interest at a fixed rate of 4.75% per annum, matures on December 14, 2028 and is subject to a prepayment penalty. Principal and interest will be repaid through 119 regular payments of $11,901 that began in January 2019, with the final payment of all principal and accrued interest not yet paid on December 14, 2028. Note repayment is guaranteed by Progressive Care Inc.

(C) Note Payable – Uncollateralized

As of June 30, 2023 and December 31, 2022, the uncollateralized note payable represents a non-interest-bearing loan that is due on demand from an investor.

(D) Notes Payable – Collateralized

In September 2019, the Company entered into a note obligation with a commercial lender, the proceeds from which were used to pay off a capital lease obligation on pharmacy equipment in the amount of approximately $85,000. The terms of the promissory note payable require 48 monthly payments of $2,015, including interest at 6.5%. The balance outstanding on the note payable was approximately $4,000 and $16,000 as of June 30, 2023 and December 31, 2022, respectively.

In April 2021, the Company entered into a note obligation with a commercial lender, the proceeds from which were used to purchase pharmacy equipment in the amount of approximately $30,000. During September 2021, pharmacy equipment was returned since the installation was cancelled and the note was amended. The amended promissory note payable requires 46 monthly payments of $331, including interest at 6.9%. The balance outstanding as of June 30, 2023 and December 31, 2022 on the note payable was approximately $7,400 and $9,000, respectively.

In July 2022, the Company entered into a note obligation with a commercial lender, the proceeds from which were used to purchase pharmacy equipment in the amount of approximately $90,000. The terms of the promissory note payable require 60 monthly payments of $1,859, including interest at 8.78% starting January 2023. The balance outstanding on the note payable was approximately $82,000 and $90,000 as of June 30, 2023 and December 31, 2022, respectively.

In September 2022, the Company entered into a note obligation with a commercial lender, the proceeds from which were used to purchase a vehicle in the amount of approximately $25,000. The terms of the promissory note payable require 24 monthly payments of $1,143, including interest at 8.29% starting October 2022. The balance outstanding on the note payable was approximately $16,000 and $22,000 as of June 30, 2023 and December 31, 2022, respectively.

Principal outstanding as of June 30, 2023, is expected to be repayable as follows:

Year	Amount
2023 (remaining six months)	$90,341
2024	121,126
2025	114,419
2026	118,630
2027	123,597
Thereafter	753,432
Total	$1,321,545

Interest expense on these notes payable, exclusive of debt discount and debt issue cost amortization, was approximately $31,000 and $77,000 for the three months ended June 30, 2023 and 2022, respectively, and $82,000 and $250,000 for the six months ended June 30, 2023 and 2022, respectively.

Note 12. Stockholders’ Equity

Preferred Stock

The Company has 10,000,000 shares of preferred stock authorized.

On August 30, 2022, pursuant to a SPA with NextPlat, the Company sold 3,000 units wherein each unit is made up of one share of Series B Convertible Preferred Stock, $0.001 par value, and Investor Warrants. Each warrant entitles the holder to purchase one share of Series B Convertible Preferred Stock at an exercise price of $2,000. The Investor Warrants may also be exercised, in whole or in part, by means of a cashless exercise. The Series B Convertible Preferred Stock has a stated value of $2,000 per share and each Preferred Stock share has the equivalent voting rights of 500 common stock shares. Each share of Series B Convertible Preferred Stock is convertible at any time at the option of the holder into shares of the Company’s common stock determined by dividing the stated value by the conversion price of $4.00.

As of June 30, 2023 and December 31, 2022, 100,000 shares are designated as Series B Preferred Stock, par value $0.001 per share and 9,900,000 shares of undesignated preferred shares, par value $0.001 per share.

With respect to all matters upon which stockholders are entitled to vote or to which shareholders are entitled to give consent, the holders of the outstanding shares of Preferred Stock shall vote together with the holders of common stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Certificate of Incorporation or By-laws.

Common Stock and Common Stock Purchase Warrants

On December 29, 2022, we effected a 1-for-200 reverse stock split of our common stock and the number of shares of common stock that we are authorized to issue was reduced to 100 million. All fiscal year 2022 common stock share information has been retrospectively adjusted to reflect the reverse stock split.

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter.

On May 5, 2023, the Company entered into an SPA with NextPlat, pursuant to which NextPlat agreed to purchase 455,000 newly issued units of securities from the Company (the “Units”) at a price per Unit of $2.20 for an aggregate purchase price of $1.0 million (the “Unit Purchase”). Each Unit consists of one share of common stock, par value $0.0001 per share, of Progressive Care (“Common Stock”) and one common stock purchase warrant to purchase a share of Common Stock (the “PIPE Warrants”). The PIPE Warrants have a three-year term and will be immediately exercisable. Each PIPE Warrant is exercisable at $2.20 per share of Common Stock. The Company received cash proceeds of $880,000, net of placement agent commission of $70,000 and legal fees of $50,000. The Company accounted for the PIPE Warrants in accordance with the guidance contained in ASC 480 and were classified as equity instruments. On the date of issuance, the fair value of the PIPE Warrants was approximately $1.0 million.

Simultaneous with the closing, the Company entered into a DCA with NextPlat and the other Holders of that certain Amended and Restated Secured Convertible Promissory Note, dated as of September 2, 2022, made by the Company in the original face amount of $2.8 million (the “Note”). Pursuant to the DCA, NextPlat and the other Holders agreed to modify and convert the total $2.9 million of outstanding principal and accrued and unpaid interest to Common Stock at a conversion price of $2.20 per share (the “Debt Conversion”). Of the total 1,312,379 shares of Common Stock issued upon conversion of the Note pursuant to the DCA, NextPlat received 570,599 shares, Charles M. Fernandez, the Company’s Chairman and Chief Executive Officer, received 228,240 shares, and Rodney Barreto, the Company’s Vice-Chairman of the Board of Directors, received 228,240 shares. In addition, each of the Holders also received a common stock purchase warrant to purchase one share of Common Stock for each share of Common Stock they received upon conversion of the Note (the “Conversion Warrants”). The Conversion Warrants have a three-year term and will be immediately exercisable. Each Conversion Warrant is exercisable at $2.20 per share of Common Stock. The Company accounted for the Conversion Warrants in accordance with the guidance contained in ASC 480 and were classified as equity instruments. On the date of issuance, the fair value of the Conversion Warrants was approximately $2.7 million.

At the same time, the Company and NextPlat entered into a First Amendment (the “Amendment”) to that certain Securities Purchase Agreement dated November 16, 2022 (the “Debenture Purchase Agreement”). Under the Debenture Purchase Agreement, the Company agreed to issue, and NextPlat agreed to purchase, from time to time during the three-year term of the Debenture Purchase Agreement, up to an aggregate of $10.0 million of secured convertible debentures to NextPlat (the “Debentures”). Pursuant to the Amendment, NextPlat and the Company agreed to amend the Debenture Purchase Agreement and the form of Debenture to have a conversion price of $2.20 per share. As of June 30, 2023, no Debentures have been purchased by NextPlat under the Debenture Purchase Agreement.

Dawson James Securities, Inc. (the “Placement Agent”) served as placement agent for the Unit Purchase. In consideration for the Placement Agent’s services, the Company issued to the Placement Agent and its affiliates warrants to purchase 91,000 shares of Common Stock (the “Placement Agent Warrants”). The Placement Agent Warrants have a five-year term and will be exercisable in December 2023. Each Placement Agent Warrant is exercisable at $2.20 per share of Common Stock. The Company accounted for the Placement Agent Warrants in accordance with the guidance contained in ASC 480 and were classified as equity instruments. On the date of issuance, the fair value of the Placement Agent Warrants was approximately $0.2 million.

In addition, the Company issued 330,000 warrants to certain existing Progressive Care investors to induce them to approve the transaction contemplated by the SPA (the “Inducement Warrants”). Charles M. Fernandez and Rodney Barreto received Inducement Warrants to purchase 190,000 and 30,000 shares of Common Stock, respectively. The Inducement Warrants have a three-year term and will be immediately exercisable. Each Inducement Warrant is exercisable at $2.20 per share of Common Stock. The Company accounted for the Inducement Warrants in accordance with the guidance contained in ASC 480 and were classified as equity instruments. On the date of issuance, the fair value of the Inducement Warrants was approximately $0.7 million.

Note 13. Stock-Based Compensation

The Company recorded total stock-based compensation expense of approximately $190,000 and $25,000 for the three months ended June 30, 2023 and 2022, respectively, and approximately $250,000 and $55,000 for the six months ended June 30, 2023 and 2022, respectively, relating to shares of common stock issued to directors for services provided. There were no income tax benefits recognized from stock-based compensation during the six months ended June 30, 2023 and 2022 due to cumulative losses and valuation allowances.

Note 14. Commitments and Contingencies

Legal Matters

On May 3, 2022, a complaint was filed by the Plaintiff Positive Health Alliance, Inc. (“PHA”) against Pharmco LLC, a wholly owned subsidiary of the Company, in the U.S. Circuit Court of Miami Dade, Florida, alleging that defendant failed to pay amounts due and owing to PHA under the parties’ contract for discounted prescription drugs. PHA is seeking judgment against Pharmco for compensatory damages in the amount of $407,504, plus attorneys’ fees and costs. PHA and Pharmco entered into a settlement agreement on July 1, 2022, pursuant to which Pharmco paid to PHA the total amount of $407,504 in 13 installment payments. The complaint was dismissed with prejudice on July 8, 2022. The balance outstanding was approximately $50,000 and $280,000 as of June 30, 2023 and December 31, 2022, respectively (recorded in Accounts payable and accrued liabilities).

On June 8, 2022, a complaint was filed by the Company against KeyCentrix, LLC (“KCL”), in the U.S. District Court for the Southern District of Florida, alleging fraudulent inducement, breach of express warranty and breach of implied warranty. The complaint stems from an agreement by KCL to license to the Company certain pharmacy management software known as “Newleaf” for use in the operations of pharmacies operated by the Company.

Note 15. Related Party Transactions

On May 5, 2023, the Company entered into an SPA with NextPlat, pursuant to which NextPlat agreed to purchase 455,000 newly issued Units of securities from the Company at a price per Unit of $2.20 for an aggregate purchase price of $1.0 million (the “Unit Purchase”). Each Unit consists of one share of common stock, par value $0.0001 per share, Common Stock and one common stock purchase warrant to purchase a share of Common Stock (the “PIPE Warrants”).

On May 9, 2023, pursuant to the DCA, NextPlat received 570,599 shares, Charles M. Fernandez received 228,240 shares, and Rodney Barreto received 228,240 shares. To induce the approval of the debt conversion pursuant to the DCA, Messrs. Fernandez and Barreto received Inducement Warrants to purchase 190,000 and 30,000 shares of Common Stock, respectively. In addition, NextPlat and Messrs. Fernandez and Barreto also received a common stock purchase warrant to purchase one share of Common Stock for each share of Common Stock they received upon conversion of the Note.

On February 1, 2023, the Company entered into a Management Services Agreement (the “Management Agreement”) with NextPlat Corp to provide certain management and administrative services to the Company for $25,000 per month fee. On May 1, 2023, the Management Agreement was amended to update the fee to $20,000 per month. During the six months ended June 30, 2023, the Company paid $115,000 to NextPlat as management fees.

On August 30, 2022, NextPlat, Charles M. Fernandez, Rodney Barreto, and certain other purchasers purchased from Iliad Research a Secured Convertible Promissory Note, dated March 6, 2019, made by the Company to Iliad (the “Note”). The accrued and unpaid principal and interest under the note at the time of the purchase was approximately $2.8 million. In connection with the Note Purchase, NextPlat, Messrs. Fernandez and Barreto and the other purchasers of the Note entered into a Debt Modification Agreement with the Company. In consideration of the concessions in the Debt Modification Agreement, the Company issued 105,000 shares of its common stock to the purchasers of the Note, of which NextPlat, Messrs. Fernandez and Barreto, received 45,653, 18,261, and 18,261 shares, respectively.